Exhibit 4.27

Officers’ Certificate and Guarantors’ Officers’ Certificate

Pursuant to Sections 201 and 301 of the Indenture

Dated: June 22, 2022

Jeff J. Kaminski, Executive Vice President and Chief Financial Officer, and William A. (Tony) Richelieu, Vice President, Corporate Secretary and Associate General Counsel (together, the “Company Officers”), of KB Home, a Delaware corporation (the “Company”), in each case on behalf of the Company; and Thad Johnson, Vice President and Treasurer, and William A. (Tony) Richelieu, Secretary (together with Thad Johnson, the “Guarantor Officers”), of each of (a)(i) KB HOME South Bay Inc., KB HOME Coastal Inc., KB HOME Greater Los Angeles Inc. and KB HOME Sacramento Inc., each a California corporation (the “California Guarantors”), (ii) KB HOME Reno Inc. and KB HOME Las Vegas Inc., each a Nevada corporation (the “Nevada Guarantors”), (iii) KB HOME Lone Star Inc. and KBSA, Inc., each a Texas corporation (the “Texas Guarantors”), (iv) KB HOME Phoenix Inc., an Arizona corporation (the “Arizona Guarantor”), and (v) KB HOME Colorado Inc., a Colorado corporation (the “Colorado Guarantor”, and, together with the California Guarantors, the Nevada Guarantors, the Texas Guarantors and the Arizona Guarantor, collectively, the “Corporate Guarantors”), and (b) KB HOME Florida LLC (“KB HOME Florida”), KB HOME Fort Myers LLC, KB HOME Jacksonville LLC, KB HOME Treasure Coast LLC, KB HOME Orlando LLC and KBHPNW LLC (the “PNW Guarantor”), each a Delaware limited liability company (collectively, including KB HOME Florida, the “LLC Guarantors”, and together with the Corporate Guarantors, collectively, the “Guarantors”), in each case on behalf of each of the Guarantors, hereby certify as follows:

The undersigned, having read the appropriate provisions of the Indenture dated as of January 28, 2004 (the “Original Indenture”), as amended and supplemented by the First Supplemental Indenture dated as of January 28, 2004 (the “First Supplemental Indenture”), the Second Supplemental Indenture dated as of June 30, 2004 (the “Second Supplemental Indenture”), the Third Supplemental Indenture dated as of May 1, 2006 (the “Third Supplemental Indenture”), the Fourth Supplemental Indenture dated as of November 9, 2006 (the “Fourth Supplemental Indenture”), the Fifth Supplemental Indenture dated as of August 17, 2007 (the “Fifth Supplemental Indenture”), the Sixth Supplemental Indenture dated as of January 30, 2012 (the “Sixth Supplemental Indenture”), the Seventh Supplemental Indenture dated as of January 11, 2013 (the “Seventh Supplemental Indenture”), the Eighth Supplemental Indenture dated as of March 12, 2013 (the “Eighth Supplemental Indenture”), the Ninth Supplemental Indenture dated as of February 28, 2014 (the “Ninth Supplemental Indenture”), the Tenth Supplemental Indenture dated as of January 22, 2019 (the “Tenth Supplemental Indenture”) and the Eleventh Supplemental Indenture dated as of January 20, 2022 (the “Eleventh Supplemental Indenture”; the Original Indenture, as amended and supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, the Seventh Supplemental Indenture, the Eighth Supplemental Indenture, the Ninth Supplemental Indenture, the Tenth Supplemental Indenture and the Eleventh Supplemental Indenture, is hereinafter called the “Indenture”), each among the Company, the Guarantors and Regions Bank (as successor to U.S. Bank Trust Company, National Association), as trustee (the “Trustee”), including Sections 103, 201, 301 and 303 thereof and the definitions in such Indenture relating thereto, and certain other corporate and limited liability company documents and records, and having made such examination and investigation as, in the opinion of the undersigned, each considers necessary to enable the undersigned to express an informed opinion as to whether or not the conditions set forth in the Indenture relating to the establishment of the terms of the Company’s 7.250% Senior Notes due 2030 (the “Notes”) and the form of certificate evidencing the Notes have been complied with, and whether the conditions in the Indenture relating to the authentication and delivery by the Trustee of the Notes have been complied with, certify that:

(1) the terms of the Notes were established pursuant to resolutions duly adopted by the Board of Directors of the Company on April 27, 2022 and by the Company Officers pursuant to authority delegated to them by such resolutions (the “Company Resolutions”) and such terms are as set forth in Annex I hereto, and the issuance, form and terms of the Notes were approved and the guarantees of the Notes and all related Guaranteed Obligations (as defined in the Indenture) by the Guarantors were approved and confirmed by resolutions duly adopted on April 27, 2022 by (a) the board of directors of each Corporate Guarantor, (b) KB HOME Florida as the sole member of each other LLC Guarantor (other than the PNW Guarantor), (c) the Colorado Guarantor as the sole member of the PNW Guarantor and (d) the Company as the sole member of KB HOME Florida (collectively, the “Guarantors’ Resolutions”), and by the Guarantor Officers pursuant to authority delegated to them by the Guarantors’ Resolutions,

(2) the form of certificate evidencing the Notes was established and approved by the undersigned pursuant to authority delegated to them by the Company Resolutions and the Guarantors’ Resolutions and shall be in substantially the form attached as Annex II hereto,

(3) a true, complete and correct copy of the Company Resolutions and the Guarantors’ Resolutions, which are in full force and effect on the date hereof, are attached as exhibits to the Certificate of the Secretary of the Company of even date herewith, and

(4) the form and terms of the Notes have been established pursuant to Sections 201 and 301 of the Indenture and comply with the Indenture and, in the opinion of the undersigned, all conditions provided for in the Indenture (including, without limitation, those set forth in Sections 103, 201, 301 and 303 of the Indenture) relating to the establishment of the terms of the Notes and the form of certificate evidencing the Notes, and relating to the authentication and delivery of the Notes, have been complied with.

This certificate may be executed by the parties hereto in counterparts, each of which when so executed shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were on the same instrument, but all such counterparts shall together constitute but one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

2

IN WITNESS WHEREOF, we have hereunto set our hands as of the date first written above.

KB HOME

By:	/s/ Jeff J. Kaminski
Jeff J. Kaminski
Executive Vice President and Chief Financial Officer

By:	/s/ William A. (Tony) Richelieu
William A. (Tony) Richelieu
Vice President, Corporate Secretary and Associate General Counsel

Officers’ Certificate and Guarantors’ Officers’ Certificate Pursuant to the Indenture (7.250% Senior Notes due 2030)

GUARANTORS

By:	/s/ Thad Johnson
Thad Johnson
Vice President and Treasurer of each of the Guarantors (as such term is defined in the foregoing Officers’ Certificate and Guarantors’ Officers’ Certificate)

By:	/s/ William A. (Tony) Richelieu
William A. (Tony) Richelieu
Secretary of each of the Guarantors (as such term is defined in the foregoing Officers’ Certificate and Guarantors’ Officers’ Certificate)

Officers’ Certificate and Guarantors’ Officers’ Certificate Pursuant to the Indenture (7.250% Senior Notes due 2030)

ANNEX I

Capitalized terms used in this Annex I and not otherwise defined herein have the same definitions as in the Indenture referred to in the Officers’ Certificate and Guarantors’ Officers’ Certificate of which this Annex I constitutes a part.

(1) The Securities of the series established hereby shall be known and designated as the 7.250% Senior Notes due 2030 and are sometimes hereinafter called the “Notes.”

(2) The aggregate principal amount of the Notes which may be authenticated and delivered under the Indenture is limited to $350,000,000, except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 304, 305, 306, 905 or 1107 of the Indenture; provided, however, such series may be re-opened by the Company for the issuance of additional Notes of such series, so long as any such additional Notes have the same form and terms (other than date of issuance and the date from which interest thereon shall begin to accrue), and carry the same right to receive accrued and unpaid interest, as the Notes theretofore issued; provided, however, that, notwithstanding the foregoing, such series may not be reopened if the Company has effected defeasance or covenant defeasance with respect to the Notes pursuant to Section 402(2) or 402(3), respectively, of the Indenture or has effected satisfaction and discharge with respect to the Notes pursuant to Section 401 of the Indenture; and provided, further, that no additional Notes may be issued at a price that would cause such additional Notes to have “original issue discount” within the meaning of Section 1273 of the Internal Revenue Code of 1986, as amended.

(3) The Notes are to be issuable only as Registered Securities without Coupons. The Notes shall be initially issued in book-entry form and represented by one or more permanent global Notes deposited with or on behalf of and registered in the name of the Depository or its nominee (the “Global Notes”). The initial depository (the “Depository”) for the Global Notes shall be The Depository Trust Company, the depository arrangements shall be those employed from time to time by the Depository with respect to the Global Notes, and the Trustee shall be entitled to make endorsements on any Global Notes to reflect any increases or decreases in the principal amount thereof. Notwithstanding the foregoing, certificated Notes in definitive form (“Certificated Notes”) may be issued in exchange for Global Notes under the circumstances contemplated by the seventh paragraph of Section 305 of the Original Indenture.

(4) The Notes shall be sold to the Underwriters at a price of 99.000% of the principal amount thereof.

(5) The Stated Maturity of the Notes on which the principal thereof is due and payable shall be July 15, 2030.

(6) The principal of the Notes shall bear interest at the rate of 7.250% per annum from June 22, 2022 or from the most recent date to which interest has been paid or duly provided for, payable semiannually in arrears on January 15 and July 15 (each, an “Interest Payment Date”) of each year, commencing January 15, 2023, to the Persons in whose names such Notes (or one or more Predecessor Securities) are registered at the close of business on the January 1 or July 1, as the case may be, immediately preceding such Interest Payment Date (each, a “Regular Record Date”) regardless of whether such Regular Record Date is a Business Day. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. No Additional Amounts shall be payable on the Notes.

(7) The Notes are redeemable, as a whole at any time or in part from time to time, at the option of the Company on the terms and subject to the conditions set forth in the Indenture and in the form of Note which appears as Annex II to the Officers’ Certificate and Guarantors’ Officers’ Certificate of which this Annex I constitutes a part.

Annex I-1

(8) The Notes shall not be repayable or redeemable at the option of the Holders prior to the Stated Maturity of the principal thereof (except in the event of a Change of Control Triggering Event as specified in the form of Note which appears as Annex II to the Officers’ Certificate and Guarantors’ Officers’ Certificate of which this Annex I constitutes a part and as provided in Article Five of the Indenture) and shall not be subject to a sinking fund or analogous provision.

(9) The Borough of Manhattan, The City of New York is hereby designated as a Place of Payment for the Notes.

(10) The Company hereby appoints the Trustee, acting through the office of the Trustee located at Regions Bank, 150 Park Avenue, 6th Floor, New York, NY 10177, in the Borough of Manhattan, The City of New York, as the Company’s Office or Agency for the purposes specified in Section 1002 of the Indenture; provided, however, subject to Section 1002 of the Indenture, the Company may at any time remove the Trustee as its Office or Agency in the Borough of Manhattan, The City of New York designated for such purposes and may from time to time designate one or more other Offices or Agencies for such purposes and may from time to time rescind such designation, so long as the Company shall at all times maintain an Office or Agency for such purposes in the Borough of Manhattan, The City of New York.

(11) The Notes shall be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(12) The principal of, premium, if any, and interest on the Notes shall be payable in Dollars.

(13) Sections 402(2) and 402(3) of the Indenture shall apply to the Notes; provided that (i) the Company may effect defeasance and covenant defeasance pursuant to Sections 402(2) and 402(3), respectively, only with respect to all (and not less than all) of the Outstanding Notes, and (ii) the only covenants that shall be subject to covenant defeasance shall be those expressly referred to in Section 402(3) of the Indenture.

(14) The Notes shall not be convertible into or exchangeable for other securities.

(15) Anything in the Indenture or the Notes to the contrary notwithstanding, payments of the principal of and premium, if any, and interest on the Global Notes shall be made by wire transfer.

(16) To the extent that any provision of the Indenture or the Notes provides for the payment of interest on overdue principal of, or premium, if any, or interest on, the Notes, then, to the extent permitted by law, interest on such overdue principal, premium, if any, and interest shall accrue at the rate of interest borne by the Notes.

(17) The Notes shall have such other terms and provisions as are set forth in the form of Note attached as Annex II to the Officers’ Certificate and Guarantors’ Officers’ Certificate of which this Annex I constitutes a part, all of which terms and provisions are incorporated by reference in and made a part of this Annex I as if set forth in full herein.

(18) As used in the Indenture with respect to the Notes and in the certificates evidencing the Notes, all references to “premium” on the Notes shall mean any amounts (other than accrued interest) payable upon the redemption of any Notes in excess of 100% of the principal amount of such Notes.

Annex I-2

(19) The Notes shall have the benefit of the Guarantees and the Guarantors hereby confirm that the principal of and premium, if any, and interest on the Notes and all related Guaranteed Obligations shall be guaranteed pursuant to the Guarantees and otherwise in accordance with and subject to the limitations set forth in Article Sixteen of the Indenture.

(20) The Company may, at its option, cause (x) any Subsidiary to become a Guarantor, whether or not such Subsidiary is a Domestic Significant Subsidiary, and (y) any Subsidiary to continue as a Guarantor, notwithstanding the fact that such Subsidiary does not or ceases to qualify as a Domestic Significant Subsidiary.

(21) Section 101 of the Original Indenture is hereby amended, solely insofar as relates to the Notes, by deleting the definition of “Subject Notes” appearing in such Section 101 and replacing such definition with the following:

“‘Subject Notes’ means, with respect to any series of Securities issued under this Indenture, Securities of any other series issued and Outstanding under this Indenture.”

Annex I-3

ANNEX II

Form of Certificate Evidencing the Notes

THIS NOTE IS A GLOBAL SECURITY REFERRED TO IN THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. 1	Principal Amount: $350,000,000
CUSIP No. 48666K BA6	(or such other principal amount as is set forth on Schedule A hereto)
ISIN No. US48666KBA60

KB Home

7.250% Senior Notes due 2030

KB Home, a Delaware corporation (hereinafter called the “Company”, which term includes any successor corporation under the Indenture referred to below), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of THREE HUNDRED FIFTY MILLION DOLLARS ($350,000,000) or such other principal amount as is set forth on Schedule A hereto on July 15, 2030, and to pay interest thereon from June 22, 2022, or from the most recent date to which interest has been paid or duly provided for, semiannually in arrears on January 15 and July 15 of each year (each, an “Interest Payment Date”), commencing January 15, 2023, and at Maturity, at the rate of 7.250% per annum, until the principal hereof is paid or duly made available for payment. Interest on this Note shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. The interest so payable and punctually paid or duly provided for on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the January 1 or July 1 (whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date. Any such interest which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date shall forthwith cease to be payable to the Person who was the Holder hereof on the relevant

Annex II-1

Regular Record Date by virtue of having been such Holder, and may be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of this Note not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in such Indenture.

Payment of the principal of and premium, if any, and interest on this Note will be made at the Office or Agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York (which initially is the Trustee located at Regions Bank, 150 Park Avenue, 6th Floor, New York, NY 10177, in the Borough of Manhattan, The City of New York), in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, at the option of the Company, interest may be paid by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or by transfer to an account maintained by the payee with a bank located in the United States; and provided, further, that if this Note is a global Note registered in the name of a Depository or its nominee, then, anything in the Indenture or the Notes to the contrary notwithstanding, payments of the principal of and premium, if any, and interest on this Note shall be made by wire transfer.

This Note is one of a duly authorized issue of Securities of the Company (herein called the “Notes”) issued and to be issued in one or more series under an Indenture dated as of January 28, 2004 (the “Original Indenture”), as amended and supplemented by the First Supplemental Indenture dated as of January 28, 2004 (the “First Supplemental Indenture”), the Second Supplemental Indenture dated as of June 30, 2004 (the “Second Supplemental Indenture”), the Third Supplemental Indenture dated as of May 1, 2006 (the “Third Supplemental Indenture”), the Fourth Supplemental Indenture dated as of November 9, 2006 (the “Fourth Supplemental Indenture”), the Fifth Supplemental Indenture dated as of August 17, 2007 (the “Fifth Supplemental Indenture”), the Sixth Supplemental Indenture dated as of January 30, 2012 (the “Sixth Supplemental Indenture”), the Seventh Supplemental Indenture dated as of January 11, 2013 (the “Seventh Supplemental Indenture”), the Eighth Supplemental Indenture dated as of March 12, 2013 (the “Eighth Supplemental Indenture”), the Ninth Supplemental Indenture dated as of February 28, 2014 (the “Ninth Supplemental Indenture”), the Tenth Supplemental Indenture dated as of January 22, 2019 (the “Tenth Supplemental Indenture”) and the Eleventh Supplemental Indenture dated as of January 20, 2022 (the “Eleventh Supplemental Indenture”; the Original Indenture, as amended and supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, the Seventh Supplemental Indenture, the Eighth Supplemental Indenture, the Ninth Supplemental Indenture, the Tenth Supplemental Indenture, the Eleventh Supplemental Indenture and all other indentures supplemental thereto, is herein called the “Indenture”), each among the Company, the Guarantors and Regions Bank (successor to U.S. Bank Trust Company, National Association), as trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantors, the Trustee and the Holders of the Notes, and the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, initially limited (subject to exceptions provided in the Indenture and subject to the right of the Company to reopen such series for issuance of additional Securities of such series upon the terms and subject to the conditions specified in the Indenture) in aggregate principal amount to $350,000,000.

Payments of principal of and premium, if any, and interest on the Notes are fully, irrevocably and unconditionally guaranteed, jointly and severally, by the Guarantors on the terms and subject to the limitations set forth in the Indenture. A Guarantor may be released from its obligations under the Indenture and those obligations may be reinstated, all on the terms and subject to the conditions set forth in the Indenture.

Annex II-2

The Notes may be redeemed, in whole at any time or from time to time in part, at the Company’s option on any date of redemption (each, a “Redemption Date”). Prior to July 15, 2025 (the “Make Whole End Date”), except in the case of a Qualified Equity Offering Redemption, the Redemption Price for the Notes to be redeemed will be equal to 100% of the principal amount of the Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, on such principal amount to, but excluding, the Redemption Date.

As used in this Note, the following terms have the meanings set forth below:

“Applicable Premium” means, for any Note, on any Redemption Date, the excess (to the extent positive) of:

(a) the present value at such Redemption Date of (i) the Redemption Price of such Note on the Make Whole End Date (such Redemption Price being set forth in the table below) (excluding accrued and unpaid interest), plus (ii) all required interest payments due on such Note to and including the Make Whole End Date (excluding accrued and unpaid interest), computed using a discount rate equal to the Applicable Treasury Rate at such Redemption Date plus 50 basis points; over

(b) the outstanding principal amount of such Note; in each case, as calculated by the Company or on behalf of the Company by such person as the Company shall designate.

“Applicable Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs.

The Applicable Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Applicable Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Make Whole End Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Make Whole End Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

Annex II-3

If on the third business day preceding the Redemption Date H.15 TCM or any successor designation or publication is no longer published, the Company shall calculate the Applicable Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Make Whole End Date, as applicable. If there is no United States Treasury security maturing on the Make Whole End Date but there are two or more United States Treasury securities with a maturity date equally distant from the Make Whole End Date, one with a maturity date preceding the Make Whole End Date and one with a maturity date following the Make Whole End Date, the Company shall select the United States Treasury security with a maturity date preceding the Make Whole End Date. If there are two or more United States Treasury securities maturing on the Make Whole End Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Applicable Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

As used in the definition of “Applicable Treasury Rate”, the term “business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close.

In addition (and without limiting any redemption on or after the Make Whole End Date), at any time or from time to time prior to the Make Whole End Date, the Company may, at its option, redeem up to 40% of the original aggregate principal amount of the Notes issued (calculated after giving effect to the issuance of Notes in any reopening of the series), at a Redemption Price equal to 107.250% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the Redemption Date, with funds in an aggregate amount not exceeding the net cash proceeds of one or more Qualified Equity Offerings; provided that:

(1) at least 40% of the original aggregate principal amount of the then-outstanding Notes (excluding Notes held by the Company or its subsidiaries) remains outstanding immediately after the occurrence of each such redemption, unless all such Notes are redeemed substantially concurrently; and

(2) such redemption occurs within 180 days of the closing of any such Qualified Equity Offering (any such redemption, a “Qualified Equity Offering Redemption”).

“Qualified Equity Offering” means the issue and sale of common stock of the Company (other than to a subsidiary of the Company) other than in a public offering pursuant to a registration statement on Form S-8.

Annex II-4

On or after the Make Whole End Date, the Redemption Price for the Notes to be redeemed will be equal to the percentage of the principal amount of the Notes to be redeemed set forth below plus accrued and unpaid interest, if any, on such principal amount to, but excluding, the Redemption Date, if such Notes are redeemed during the twelve month period beginning on July 15 of the year indicated below:

Year	Percentage
2025	103.625%
2026	101.813%
2027 and thereafter	100.000%

The Trustee shall not be responsible for calculating the Redemption Price or any component thereof.

Notwithstanding the foregoing, installments of interest on Notes whose Stated Maturity is on or prior to the relevant Redemption Date will be payable to the Holders of such Notes (or one or more Predecessor Securities) registered as such at the close of business on the relevant Regular Record Date according to their terms and the provisions of the Indenture.

Notice of any redemption by the Company will be mailed at least 10 days but not more than 60 days before any Redemption Date to each Holder of Notes to be redeemed. If less than all the Notes are to be redeemed at the option of the Company, the Trustee will select, in such manner as it deems fair and appropriate, the Notes (or portions thereof) to be redeemed. Unless the Company defaults in payment of the Redemption Price (including, without limitation, interest, if any, accrued to, but excluding, the applicable Redemption Date), on and after any Redemption Date interest will cease to accrue on the Notes or portions thereof called for redemption on such Redemption Date.

If a Change of Control Triggering Event occurs, unless the Company has exercised its option to redeem the Notes by notifying the Holders of Notes to that effect as described above, the Company will be required to make an offer (a “Change of Control Offer”) to each Holder of Notes to repurchase all or any part (equal to $2,000 or any integral multiples of $1,000 in excess thereof) of that Holder’s Notes on the terms set forth herein. In a Change of Control Offer, the Company will be required to offer payment in cash equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased up to, but not including, the date of repurchase (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, notice will be given to Holders of the Notes describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date that notice is given or, if the notice is given prior to the Change of Control, no earlier than 30 days and no later than 60 days from the date on which the Change of Control Triggering Event occurs, other than in each case as may be required by law (a “Change of Control Payment Date”). The notice will, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date.

Annex II-5

On each Change of Control Payment Date, the Company will, to the extent lawful, accept for payment all Notes or portions of Notes properly tendered and not withdrawn pursuant to the terms of the Change of Control Offer; deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and deliver or cause to be delivered to the Trustee the Notes properly tendered and accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased. The Company will not be required to make a Change of Control Offer following the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and price and otherwise substantially in compliance with the requirements for an offer made by the Company and the third party promptly purchases all Notes properly tendered and not withdrawn under its offer. In addition, the Company will not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

To the extent that the provisions of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other securities laws and regulations that are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event conflict with the Change of Control Offer provisions of the Notes, the Company may comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

For purposes of the Change of Control Offer provisions of the Notes, the following terms will be applicable:

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s assets and the assets of its subsidiaries, taken as a whole, to any person, other than to the Company or one of its subsidiaries;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

(3) the Company’s consolidation with, or the Company’s merger with or into, any person, or any person consolidates with, or merges with or into, the Company, in either case, pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than pursuant to a transaction in which shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction, measured by voting power rather than number of shares;

Annex II-6

(4) the first day on which a majority of the members of the Company’s board of directors are not Continuing Directors; or

(5) the adoption by the Company’s board of directors of a plan relating to the Company’s liquidation or dissolution.

Notwithstanding the foregoing, a transaction (or series of related transactions) will not be deemed to involve a Change of Control under clauses (1) or (2) above if the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (a) the direct or indirect holders of a majority of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of a majority of the Company’s Voting Stock immediately prior to that transaction or (b) the shares of the Company’s Voting Stock outstanding immediately prior to such transaction are converted into or exchanged for a majority of the Voting Stock of such holding company immediately after giving effect to such transaction.

The term “person” is used in this definition as that term is used in Section 13(d)(3) of the Exchange Act.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Director” means, as of any date of determination, any member of the Company’s board of directors who (1) was a member of the Company’s board of directors on the date the Notes were issued, (2) was nominated for election to the Company’s board of directors with the approval of a committee of the board of directors consisting of a majority of independent Continuing Directors or (3) was nominated for election, elected or appointed to the Company’s board of directors with the approval of a majority of the Continuing Directors who were members of the Company’s board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director, without objection by such member to such nomination).

“Investment Grade Rating” means a rating equal to or higher than “Baa3” (or the equivalent) by Moody’s and “BBB-” (or the equivalent) by S&P, or, if applicable, the equivalent investment grade credit rating by any Substitute Rating Agency or Substitute Rating Agencies.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Rating Agencies” means (1) each of Moody’s and S&P and (2) if any of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a Substitute Rating Agency in lieu thereof.

“Rating Event” means the rating on the Notes is lowered independently by each of the Rating Agencies and the Notes are rated below an Investment Grade Rating by each of the Rating Agencies, in each case on any day during the period (which period will be extended so long as either of the Rating Agencies has publicly announced that, as a result of the Change of Control, the rating of the Notes is under consideration for a possible downgrade) commencing 60 days prior to the first public announcement of the occurrence of a Change of Control or of the Company’s intention to effect a Change of Control and ending 60 days following consummation of such Change of Control.

“S&P” means S&P Global Ratings, or any successor thereto.

Annex II-7

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by the Company (as certified by a resolution of the Company’s Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Voting Stock” means, with respect to any specified Person as of any date, the capital stock of that Person that is at the time entitled to vote generally in the election of the board of directors of that Person.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of and accrued and unpaid interest on the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the Guarantors and the rights of the Holders of the Securities of each series issued under the Indenture at any time by the Company, the Guarantors and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of each series affected thereby. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of any series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company and the Guarantors with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Notes issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Note, at the time, place and rate, and in the coin or currency, herein and in the Indenture prescribed.

As provided in the Indenture and subject to certain limitations set forth therein, the transfer of this Note may be registered on the Security Register upon surrender of this Note for registration of transfer at the Office or Agency of the Company maintained for the purpose in any place where the principal of and interest on this Note are payable, duly endorsed, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in fully registered form without coupons in the denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations set forth therein, the Notes are exchangeable for a like aggregate principal amount of Notes of authorized denominations as requested by the Holders surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith, other than in certain cases provided in the Indenture.

Prior to due presentment of this Note for registration of transfer, the Company, the Guarantors, the Trustee and any agent of the Company, any Guarantor or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note shall be overdue, and none of the Company, the Guarantors or the Trustee nor any such agent shall be affected by notice to the contrary.

Annex II-8

The Indenture contains provisions whereby (i) the Company and the Guarantors may be discharged from their obligations with respect to the Notes (subject to certain exceptions) or (ii) the Company may be released from its obligations under specified covenants and agreements in the Indenture, in each case if the Company irrevocably deposits with the Trustee money and/or Government Obligations sufficient to pay and discharge the entire indebtedness on all Notes, and satisfies certain other conditions, all as more fully provided in the Indenture. In addition, the Indenture shall cease to be of further effect (subject to certain exceptions) with respect to the Notes when (1) either (A) all Notes previously authenticated and delivered have been delivered (subject to certain exceptions) to the Trustee for cancellation, or (B) all Notes (i) have become due and payable or (ii) will become due and payable at their Stated Maturity within one year or (iii) are to be called for redemption within one year and, in the case of (i), (ii) or (iii) above, the Company has irrevocably deposited with the Trustee money in an amount sufficient to pay and discharge the entire indebtedness on all such Notes not theretofore delivered to the Trustee for cancellation in respect of principal, premium, if any, and interest to the date of such deposit (if such Notes have become due and payable) or to the Stated Maturity or Redemption Date thereof, as the case may be, and (2) the Company satisfies certain other conditions, all as more fully provided in the Indenture.

This Note shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Note which are defined in the Indenture and not defined herein shall have the meanings assigned to them in the Indenture.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee under the Indenture by the manual signature of one of its authorized signatories, this Note shall not be entitled to any benefits under the Indenture (including, without limitation, the Guarantees) or be valid or obligatory for any purpose.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Annex II-9

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by the manual or facsimile signatures of its duly authorized officers.

Dated: June 22, 2022

KB HOME

By:		By:
	Name: Thad Johnson		Name: William A. (Tony) Richelieu
	Title: Senior Vice President and Treasurer		Title: Vice President, Corporate Secretary and Associate General Counsel

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

REGIONS BANK, as Trustee

By:
Authorized Signatory

Annex II-10

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

    TEN COM--as tenants in common

    TEN ENT--as tenants by the entireties

    JT TEN--as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT—	Custodian
(Cust)	(Minor)

under the Uniform Gift to Minors Act

(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS OF ASSIGNEE

the within security and all rights thereunder, hereby irrevocably constituting and appointing

                                                                                                                                                                                                          Attorney

to transfer said security on the books of the Company with full power of substitution in the premises.

Dated:	Signed:

Notice: The signature to this assignment must correspond with the name as it appears upon the face of the within security in every particular, without alteration or enlargement or any change whatever.

Annex II-11

SCHEDULE A

The initial principal amount of this global Note is Three Hundred Fifty Million Dollars ($350,000,000). The following increases or decreases in the principal amount of this global Note have been made:

Date made	Amount of increase in principal amount of this global Note	Amount of decrease in principal amount of this global Note	Principal amount of this global Note following such decrease or increase	Signature of authorized signatory of Trustee

Annex II-12